Exhibit 10.12

THIS AGREEMENT made as of the 5th day of October, 1999

BETWEEN:

KANATA RESEARCH PARK CORPORATION

	(Hereinafter called the “Landlord”)	OF THE FIRST PART

AND:

INSTANTEL INC.
(Hereinafter called the “Tenant”)

OF THE SECOND PART

WHEREAS by a lease dated the 6th day of July, 1998, (the “Lease”), the Landlord leased to the Tenant a portion of those premises described in Box 6 on Page 1 and more particularly described in the Lease, which demised lands are hereinafter called the “Leased Premises”;

AND WHEREAS the Landlord and the Tenant have agreed to execute this short form of lease confirming the terms and conditions of the Lease for the purpose of supporting an application by the Tenant for the registration of the Lease;

NOW THEREFORE in consideration of the Leased Premises and other good and valuable consideration, the parties hereto do hereby mutually covenant and agree each with the other as follows:

1.	The Landlord hereby leases the Leased Premises to the Tenant and the Tenant hereby leases the Leased Premises from the Landlord for the term, at the rent, subject to the conditions and in accordance with the covenants, obligations and agreements contained in the Lease.

2.	TO HAVE AND TO HOLD the Leased Premises for and during the period of five (5) years to be computed from the 1st day of June, 1999 and thenceforth next ensuing and to be completed and ended on the last day of May, 2004.

3.	Any notice, demand, request or other instrument which may be or is required to be given shall be delivered by hand or telefaxed, or sent by registered mail, postage prepaid, and shall be addressed:

(a) If to the Landlord, at:	Suite 206, 555 Legget Drive Kanata, Ontario, K2K 2X3 Fax: (613)591-0018 Attention: President

(b) If to the Tenant, at:	309 Legget Drive Kanata, Ontario, K2K 3A3 Fax: (613)592-4296 Attention: President

Any such notice, demand, request or consent shall be

conclusively deemed to have been given or made on the day upon which such notice, demand, request or consent is delivered by hand or telefaxed and, if mailed, then on the fourth business day following the date of the mailing (except in the event of a disruption of the postal service, in which event notices shall be delivered by hand or telefaxed).

4.	It is an express condition of the Lease, and the Landlord and the Tenant so agree and declare, that the provisions of Section 49 of the Planning Act, 1983, and amendments thereto, be complied with.

5.	The Landlord and Tenant acknowledge and declare that this Agreement has been executed and delivered for the sole purpose of registration; thereby giving notice of the Lease dated the 6th day of July, 1998, which contains all of the terms and conditions of the tenancy therein.

6.	The terms hereof shall be supplemental to and not in substitution for any term or provision contained in any other written instrument or document among the parties hereto pertaining to the tenancy herein contemplated. If this agreement conflicts with any term or provision contained in any other written instrument or document among the parties pertaining to the said tenancy (whether or not such instrument or document exists as of the date of this agreement), the provisions of such instrument or document shall govern.

IN WITNESS WHEREOF the said parties hereto have executed this Agreement the date and year first above written.

SIGNED, SEALED AND DELIVERED

LANDLORD: KANATA RESEARCH PARK CORPORATION

Per:	/s/ BRONWEN A. HEINS
Bronwen A. Heins, President

I have authority to bind the Corporation

TENANT: INSTANTEL INC.

Per:	/S/ BRIAN MARTIN
December 16, 1999

Per:
I/We have authority to bind the Corporation